Exhibit 99.1

Virage Logic Reports Third Quarter Fiscal Year 2008 Results

License Revenues Increase 50% Year-Over-Year While Company Delivers Fourth Consecutive Quarter of Non-GAAP Profitability

FREMONT, Calif.--(BUSINESS WIRE)--Virage Logic Corporation (NASDAQ:VIRL), the semiconductor industry’s trusted IP partner, today reported its financial results for the third fiscal quarter ended June 30, 2008.

Revenues for the third quarter of fiscal 2008 were $15.1 million, compared with $11.3 million for the third quarter of fiscal 2007 and $14.7 million for the second quarter of fiscal 2008. License revenue for the third quarter of fiscal 2008 was $12.3 million, compared with $8.2 million for the same period a year ago and $12.1 million for the prior quarter. Royalties for the third quarter of fiscal 2008 were $2.8 million, compared with $3.1 million for the third quarter of fiscal 2007 and $2.6 million for the second quarter of fiscal 2008.

As reported under U.S. generally accepted accounting principles (GAAP), net loss for the third quarter of fiscal 2008 was $1.1 million, or $(0.05) per share, compared with net loss of $1.2 million, or ($0.05) per share for the third quarter of fiscal 2007 and net income of $0.6 million or $0.03 per share for the second quarter of fiscal 2008.

Excluding the effects of FAS123R stock compensation expense, restructuring and acquisition related charges, the company would have reported a net income of $1.4 million, or $0.06 per share for the quarter ended June 30, 2008. The reconciliation of GAAP to non-GAAP includes $0.7 million of stock-based compensation expense, approximately $1.9 million of acquisition related charges and restructuring charges of approximately $0.3 million reduced by $0.4 million tax effect for a net total of $2.5 million.

Dan McCranie, chairman and chief executive officer (CEO) for Virage Logic, said, “License revenue increased 50% year-over-year while total revenue, which includes royalties, increased 34% year-over-year. We have been able to deliver four consecutive quarters of non-GAAP profitability and this financial performance underscores the significant progress we have made to date in transforming the company. Key initiatives that we made particularly strong progress against in the third quarter include the following:

  Being first-to-market with next generation advanced technology products. We introduced our 40nm SiWare™ memory compilers and logic libraries and during the quarter we were successful in securing three new customers for our 40nm SiWareTM standard product offering. This is a key leading indicator because in order to create a scalable and profitable business, we must leverage our engineering investment through proliferation of off-the-shelf advanced libraries and compilers.
  Broadening our product portfolio. Our DDR offerings increased this past quarter with the announcement of our DDR2/3 product and more recently with the introduction of our DDR3 product. With these new offerings, we were able to expand our account base, particularly in the Programmable Logic semiconductor market. In addition to broadening our product portfolio organically, we have also expanded our product portfolio with the purchase of Impinj’s non-volatile memory IP business.

Mr. McCranie continued, “In the third quarter, we continued to execute on our goals to transform the company into a high growth, high profit trusted IP provider to the semiconductor industry. Now, let me turn to our business outlook for the fourth quarter of fiscal 2008. While we enjoyed strong quarter-on-quarter license growth for the past five quarters, we remain both cautious and concerned about the near term growth prospects for the semiconductor component suppliers whom we serve. Accordingly, we are forecasting relatively flat license and royalty revenue for the fourth quarter of fiscal 2008 compared to the third quarter of fiscal 2008.

As noted in our recent Impinj NVM IP business acquisition announcement, this transaction will have a neutral to slightly negative impact on our earnings in the fourth quarter of 2008, and should contribute approximately $0.03 to $0.06 per share to our earnings in fiscal 2009. Refining this forecast for the near term, we now believe that the Impinj transaction will be dilutive up to approximately $0.03 in the fourth fiscal quarter but should be between $0.01 and $0.03 accretive in the first fiscal quarter of 2009 alone.

Mr. McCranie concluded, “In summary, we anticipate fourth quarter fiscal 2008 revenues of $15.0M to $15.5M and a non-GAAP earnings per share of $0.02 to $0.03 per share. The company expects $1.3 million of FAS123R stock compensation expense and $1.2 million acquisition related expenses that include $0.9 million of acquisition related performance based payments linked to predefined sales goals for the fourth quarter of fiscal 2008.”

Although this news release will be available on the company’s website, the company disclaims any duty or intention to update these or any other forward-looking statements.

GAAP reconciliation

We believe the financial figures we include that are not presented in accordance with GAAP assist investors in understanding our business and operating results. This information is intended to provide investors with useful supplemental data regarding the underlying economics of our business operations because operating results presented under GAAP may include items that are nonrecurring or not necessarily relevant to ongoing operations, or are difficult to forecast for future periods. The Company’s management evaluates and makes operating decisions about its business operations primarily based on revenue and the core costs of those business operations. Management believes that the amortization and impairment of intangible assets, stock-based compensation and restructuring charges are not part of its core business operations. Therefore, management presents non-GAAP financial measures, along with GAAP measures, in this earnings release by excluding these items from the period expenses. The income statement line items involved in the adjustment from GAAP to non-GAAP presentation in this earnings release are amortization and impairment of intangible assets and stock-based compensation that are included in cost of revenues, research and development, general and administrative and sales and marketing expenses. To determine our non-GAAP tax provision, the Company recalculates tax based on non-GAAP income before taxes and adjusts accordingly.

For each such non-GAAP measure, the adjustment provides management with information about the Company’s underlying operating performance that enables a more meaningful comparison of our finance results in different reporting periods. For example, since the Company does not acquire businesses on a predictable cycle, management excludes acquisition-related charges in order to provide a more consistent and meaningful evaluation of the Company’s operating expenses. Management also excludes the impact of stock-based compensation to help it compare current period operating expenses against the operating expenses for prior periods. In addition, the availability of non-GAAP information helps management track actual performance relative to financial targets. This information also helps investors compare the Company’s performance with other companies in the industry, which use similar financial measures to supplement their GAAP financial information.

Management recognizes that the use of these non-GAAP measures has limitations, including the fact that management must exercise judgment in determining which types of charges should be excluded from the non-GAAP financial information. Management believes that providing this non-GAAP financial information, in addition to GAAP information, facilitates consistent comparison of the Company’s financial performance over time. The Company has historically provided non-GAAP information to the investment community, not as an alternative but as an important supplement to GAAP information, to enable investors to evaluate the Company’s core operating performance in the way that management does.

Our non-GAAP financial measures are not intended to be performance measures that should be regarded as alternatives to, or more meaningful than, our GAAP financial measures. Non-GAAP financial measures have limitations as they do not include all items of income and expense that affect our operations, and accordingly should always be considered as supplemental to our financial results presented in accordance with GAAP.

Conference Call

Virage Logic's management will hold a teleconference on third-quarter fiscal year 2008 results at 1:30 p.m. PACIFIC / 4:30 p.m. EASTERN today, July 30, 2008. Participants can access the call by dialing (888) 413-9033 (domestic) or (706) 679-5076 (international) or can listen via a live Internet webcast, which can be found on the Investor Relations page of the Virage Logic website at www.viragelogic.com. A replay of the call will be available at (800) 642-1687 (domestic) or (706) 645-9291 (international), access number 56456735 through August 2, 2008; and the webcast can be accessed at www.viragelogic.com for 30 days.

About Virage Logic

Virage Logic is a leading provider of semiconductor intellectual property (IP) for the design of complex integrated circuits. The company's highly differentiated product portfolio of Physical and Application Specific IP includes embedded SRAMs, embedded NVMs, logic libraries, I/Os and DDR memory controller subsystems. As the semiconductor industry’s trusted IP partner, foundries, IDMs and fabless customers rely on Virage Logic to achieve higher performance, lower power, higher density and optimal yield, as well as shorten time-to-market and time-to-volume. For more information, visit www.viragelogic.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to company trends, business outlook and technology leadership. Forward-looking statements are subject to a number of known and unknown risks and uncertainties, which might cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include Virage Logic’s ability to improve its operations; its ability to forecast its business, including its revenue, income and order flow outlook; Virage Logic’s ability to execute on its strategy; Virage Logic’s ability to continue to develop new products and maintain and develop new relationships with third-party foundries and integrated device manufacturers; adoption of Virage Logic’s technologies by semiconductor companies and increases or fluctuations in the demand for their products; the company’s ability to overcome the challenges associated with establishing licensing relationships with semiconductor companies; the company’s ability to obtain royalty revenues from customers in addition to license fees, to receive accurate information necessary for calculating royalty revenues and to collect royalty revenues from customers; business and economic conditions generally and in the semiconductor industry in particular; competition in the market for semiconductor IP platforms; and other risks including those described in the company’s Annual Report on Form 10-K for the period ended September 30, 2007, and in Virage Logic’s other periodic reports filed with the SEC, all of which are available from Virage Logic’s website (www.viragelogic.com) or from the SEC’s website (www.sec.gov), and in news releases and other communications. Virage Logic disclaims any intention or duty to update any forward-looking statements made in this news release.

All trademarks are the property of their respective owners and are protected herein.

Reconciliation of GAAP to Non-GAAP Financial Results

Statement of Operations Reconciliation(in thousands)	Three Months Ended June 30, 2008	Nine Months Ended June 30, 2008
GAAP net income (loss)	$(1,123)	$601
Stock-based compensation expense charged to operating expense	721	2,133
Stock-based compensation expense related to custom contracts	(10)	23
In process R&D, amortization of intangibles and expense for earn-outs related to acquisitions	1,935	2,073
Impairment of intangible assets	--	74
Restructuring charges	319	316
Tax effect	(382)	(1,331)
Non-GAAP net income	$1,460	$3,889

Earnings per share:
Basic	$0.06	$0.17
Diluted	$0.06	$0.16

Shares used in computing per share amounts:
Basic	23,542	23,491
Diluted	23,745	23,740

Virage Logic Corporation Condensed Consolidated Statements of Operations (In thousands, except per-share amounts) (Unaudited)

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2008	2007	2008	2007
Revenue:
License	$12,248	$8,207	$35,122	$24,433
Royalties	2,820	3,079	8,695	8,945
Total revenues	15,068	11,286	43,817	33,378
Cost and expenses:
Cost of revenues	2,614	2,869	8,182	9,972
Research and development	8,015	5,301	20,048	15,201
Sales and marketing	3,658	4,050	11,115	11,467
General and administrative	2,160	1,789	6,046	6,871
Restructuring charges	319	580	316	580
Total cost and expenses	16,766	14,589	45,707	44,091
Operating loss	(1,698)	(3,303)	(1,890)	(10,713)
Interest income and other, net	706	961	2,640	2,878
Income (loss) before taxes	(992)	(2,342)	750	(7,835)
Income tax (benefit) provision	131	(1,106)	149	(3,606)

Net income (loss)	$(1,123)	$(1,236)	$601	$(4,229)

Earnings per share:
Basic	$(0.05)	$(0.05)	$0.03	$(0.18)
Diluted	$(0.05)	$(0.05)	$0.03	$(0.18)

Shares used in computing per share amounts:
Basic	23,542	23,076	23,491	23,096
Diluted	23,542	23,076	23,740	23,096

Virage Logic Corporation Unaudited Condensed Consolidated Balance Sheets (In thousands)

	June 30, 2008	September 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$18,670	$14,820
Short-term investments	24,990	42,840
Accounts receivable, net	15,156	12,170
Costs in excess of related billings on uncompleted contracts	1,302	1,134
Deferred tax assets – current	1,938	1,939
Prepaid expenses and other current assets	3,085	4,766
Taxes receivable	2,600	2,320
Total current assets	67,741	79,989

Property, equipment and leasehold improvements, net	3,629	3,643
Goodwill	12,011	11,355
Other intangible assets, net	6,689	2,705
Deferred tax assets	14,227	13,178
Long-term investments	29,578	17,528
Other long-term assets	328	473

Total assets	$134,203	$128,871

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$476	$1,027
Accrued expenses	7,500	4,659
Deferred revenue	7,903	8,996
Income taxes payable	2,867	2,992
Total current liabilities	18,746	17,674
Deferred tax liabilities	978	978
Total liabilities	19,724	18,652

Stockholders’ equity:
Common stock	24	23
Additional paid-in capital	139,786	135,926
Accumulated other comprehensive income	807	1,009
Accumulated deficit	(26,138)	(26,739)
Total stockholders’ equity	114,479	110,219

Total liabilities and stockholders’ equity	$134,203	$128,871

CONTACT:
Virage Logic Corporation
Christine Russell, 510-360-8025
christine.russell@viragelogic.com